Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

BTU International Inc.:

We consent to the use of our report dated March 13, 2012, with respect to the consolidated balance sheets of BTU International, Inc. and subsidiaries (the Company) as of December 31, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss) and cash flows for each of the years in the three-year period ended December 31, 2011, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

(signed) KPMG LLP

Boston, Massachusetts

August 9, 2012